1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Announces
Maturity of its 6% Convertible Senior Notes and
Expiration of Conversion Privilege

NEW ORLEANS, LA, June 2, 2008 – McMoRan Exploration Co. (NYSE: MMR) today announced that its 6% Convertible Senior Notes (Notes) will mature on July 2, 2008.  Currently, $51.7 million of the Notes are outstanding of the original $130 million in Notes issued in July 2003.  Approximately $78 million in Notes have been previously converted to common stock.

The final interest payment on the Notes will be paid on July 2, 2008, to holders of record on June 15, 2008.  Holders who convert the Notes with an effective date prior to July 2, 2008, will not be entitled to the final interest payment.  Holders who convert the Notes effective July 2, 2008, will be entitled to the final interest payment.

At the option of the holder, the Notes are convertible into shares of McMoRan common stock at a conversion price of $14.25 per share, which is equal to a conversion rate of approximately 70.1754 shares of McMoRan common stock per $1,000 principal amount of the Notes.  In order for holders to convert the Notes and receive the final interest payment, the Notes and conversion notice must be received prior to 5:00 p.m., Eastern Time, on July 2, 2008 and the conversion notice must be dated July 2, 2008.

  If the Notes are not converted into common stock prior to the close of business on July 2, 2008, McMoRan will pay in cash the principal amount of the Notes.

As long as the market price remains above $14.25 per share, holders of the Notes will receive shares of common stock with a greater market value upon conversion than they would otherwise receive upon redemption.  On May 30, 2008, the closing price of McMoRan common stock as reported on the New York Stock Exchange was $31.92 per share.

The Bank of New York, the Trustee, will mail today a notice of the specific terms of the maturity and expiration of conversion privilege and a form of conversion notice to all holders of record of the Notes.  Any questions may be directed to McMoRan at (504) 582-4490.

The conversion of the Notes into shares of McMoRan common stock will not be a taxable event, except for cash received in lieu of fractional shares.  Note holders should consult their tax advisors regarding their individual circumstances.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of a multifaceted energy facility at the MEPH™, including the potential development of a facility to receive and process liquefied natural gas and store and distribute natural gas.  Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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